Exhibit 99.B(d)(28)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Easterly Investment Partners LLC

As of July 1, 2021, as amended January 1, 2024

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Tax-Managed Small/Mid Cap Fund	REDACTED
Small Cap Fund	REDACTED
Small Cap Value Fund	REDACTED

Agreed and Accepted:

SEI Investments Management Corporation		Easterly Investment Partners LLC

By:	/s/ James Smigiel	By:	/s/ Darrell Crate

Name:	James Smigiel	Name:	Darrell Crate

Title:	Chief Investment Officer	Title:	Chairman

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